SCHEDULE 14C
                                 (Rule 14c-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION
                Information Statement Pursuant to Section 14 (c)
           of the Securities Exchange Act of 1934 (Amendment No. ___ )
Check the appropriate box:
Preliminary Information Statement       Confidential, for Use of the Commission

                                        Only (as permitted by Rule 14c-5(d)(2))
Definitive Information Statement
________________________________________________________________________________
                              ELSINORE CORPORATION
________________________________________________________________________________
                (Name Of Registrant As Specified In Its Charter)

Payment of Filing Fee (check the appropriate box):

No fee required. Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1) Title of each  class of  securities  to  which  transaction  applies:
________________________________________________________________________________
(2) Aggregate   number   of   securities   to   which   transaction   applies:
________________________________________________________________________________
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.
________________________________________________________________________________
(4) Proposed maximum aggregate value of transaction:
________________________________________________________________________________
(5) Total fee paid:
________________________________________________________________________________
Fee paid previously with preliminary materials. Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, other Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:
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

                              ELSINORE CORPORATION
                               202 Fremont Street
                             Las Vegas, Nevada 89101


                                                             September 24, 1999

Dear Stockholder:

You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Elsinore Corporation, to be held at 12:00 p.m. on October 26, 1999 at the Royal Pavilion at the Four Queens Hotel and Casino, 202 Fremont Street, Las Vegas, Nevada 89101.

The business to be conducted at the meeting includes the election of directors and consideration of any other matters that may properly come before the meeting and any adjournment or postponement thereof.

It is important that your shares be represented at the Annual Meeting.




                                          On behalf of the Board of Directors,

                                          /s/ S. Barton Jacka
                                          S. Barton Jacka
                                          Secretary of Elsinore Corporation

                              ELSINORE CORPORATION
                               202 FREMONT STREET
                             LAS VEGAS, NEVADA 89101

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the annual meeting (the "Annual Meeting") of stockholders of Elsinore Corporation, a Nevada corporation (the "Company"), will be held in the Royal Pavilion at the Four Queens Hotel and Casino, 202 Fremont Street, Las Vegas, Nevada 89101, at 12:00 p.m. on October 26, 1999, for the following purposes:

         (a)  To elect three directors; and

         (b) To transact any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof.

                         WE ARE NOT ASKING FOR A PROXY,
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Board of Directors has fixed September 24, 1999 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Accordingly, only holders of record of Common Stock at the close of business on such date shall be entitled to vote at the Annual Meeting and any adjournment or postponement thereof. A list of such stockholders will be available for examination by any stockholder at the Annual Meeting and, for purposes germane to the Annual Meeting, at the office of the Secretary of the Company, 202 Fremont Street, Las Vegas, Nevada, for a period of ten days prior to the Annual Meeting.

This information statement is being mailed to the Company's stockholders on or about September 25, 1999 by order of the Company's Board of Directors.

The Officers and Directors of the Company cordially invite you to attend the Annual Meeting.


                                         On behalf of the Board of Directors,

                                         /s/ S. Barton Jacka
                                         S. Barton Jacka
                                         Secretary of Elsinore Corporation

Las Vegas, Nevada, September 24, 1999

                              INFORMATION STATEMENT

This Information Statement is being furnished on or about September 25, 1999 by the Board of Directors of Elsinore Corporation (the "Company") in connection with the annual meeting (the "Annual Meeting") of the stockholders of the Company to be held at the Four Queens Hotel and Casino, 202 Fremont Street, Las Vegas, Nevada 89101, at 12:00 p.m. on October 26, 1999, and with any adjournment or postponement thereof. The Company's principal executive offices are located at 202 Fremont Street, Las Vegas, Nevada 89101, and its telephone number is
(702) 385-4011.

The Board of Directors of the Company has fixed September 24, 1999 as the record date for the determination of stockholders entitled to notice and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were 4,929,313 shares of Common Stock, $.001 par value per share (the "Common Stock"), issued and outstanding and held by approximately 662 holders of record. In addition, 50,000,000 shares of Series A Convertible Preferred Stock are outstanding. The shares of Preferred Stock have the right to convert to 93,000,000 shares of the Company's Common Stock. The Company's annual report on Form 10-K (the "Annual Report") to stockholders for the fiscal year ended December 31, 1998, including audited financial statements, is being transmitted to stockholders of record as of the Record Date concurrently. Stockholders are urged to read the Annual Report in its entirety.

The presence of the holders of a majority of the Company's outstanding shares of voting stock shall constitute a quorum. Each share of Common Stock and Preferred Stock (on an as-converted basis except with respect to election of directors) is entitled to one vote on all matters submitted to a vote of stockholders. In connection with the cumulative voting feature applicable to the election of directors, each stockholder is entitled to as many votes as shall equal the number of shares held by such person at the close of business on the record date multiplied by the number of directors to be elected. A stockholder may cast all of such votes for a single nominee or may apportion such votes among any two or more of them, as he or she sees fit. A stockholder may withhold votes from any or all nominees. Proposals are approved if the number of shares voted in favor exceeds the number voted against. The affirmative vote of a plurality of the shares represented at the Annual Meeting will be necessary for the election of directors. Abstentions will be treated as negative votes cast on a particular matter as well as shares present and represented for purposes of establishing a quorum. If nominee recordholders do not vote on specific issues because they did not receive specific instructions on such issues from the beneficial owners of such shares ("Broker Nonvotes"), such Broker Nonvotes will not be treated as either votes cast or shares present or represented for purposes of establishing a quorum.

                         WE ARE NOT ASKING FOR A PROXY,
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

As of March 15, 1999, the Company had two classes of voting securities, Common Stock and Series A Convertible Preferred Stock. Series A Convertible Preferred Stock votes on an as-converted basis except with respect to the election of directors for which each share is entitled to one vote as described above. As of March 15, 1999, the beneficial ownership of Common Stock by each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock and Series A Convertible Preferred Stock, is as follows:


                                  Common Stock

Name and Address of Beneficial Owner (1)     Amount and Nature of     Percent of
                                             Beneficial Ownership        Class

John C. "Bruce" Waterfall, who
exercises voting and investment
authority over the Common Stock
owned by the MWV Accounts,
as follows (2)(3)(4):
Betje Partners                                    4,278,690.06           46.5
Endowment Prime, L.L.C. (f/k/a)
The Common Fund for Non-Profit Organizations     14,362,544.84           75.4
Morgens Waterfall Income Partners, L.P.           2,604,280.86           34.6
MWV Employee Retirement Plan Group Trust            879,022.60           15.2
MWV International, Ltd.                           3,898,515.00           79.1
Phoenix Partners, L.P.                           12,276,868.62           71.4
Restart Partners, L.P.                           10,573,213.56           69.5
Restart Partners II, L.P.                        19,851,401.86           80.7
Restart Partners III, L.P.                       16,089,026.04           76.5
Restart Partners IV, L.P.                        10,135,926.78           67.3
Restart Partners V, L.P.                          2,696,949.78           35.4

            Total                                97,646,440.00           99.7%


                                 Preferred Stock

Name and Address of Beneficial Owner        Amount and Nature of      Percent of
                                            Beneficial Ownership         Class

John C. "Bruce" Waterfall, who exercises
voting and investment authority over the
Common Stock owned by the MWV Accounts, as
follows (2)(3)(4):
Betje Partners                                    2,300,371.00            4.6
Endowment Prime, L.L.C. (f/k/a)
The Common Fund for Non-Profit Organizations      7,596,894.00           15.2
Morgens Waterfall Income Partners, L.P.           1,400,151.00            2.8
MWV Employee Retirement Plan Group Trust            450,110.00             .9
MWV International, Ltd.                                      -              *
Phoenix Partners, L.P.                            6,600,467.00           13.2
Restart Partners, L.P.                            5,523,296.00           11.0
Restart Partners II, L.P.                        10,579,301.00           21.2
Restart Partners III, L.P.                        8,650,014.00           17.3
Restart Partners IV, L.P.                         5,449,423.00           10.9
Restart Partners V, L.P.                          1,449,973.00            2.9

       Total                                     50,000,000.00          100.0%


*Less then 1% of the outstanding shares

(1) In addition to the persons reported in the table, Riviera Gaming Management Corp.-Elsinore ("RGME"), which manages the Four Queens Hotel and Casino, holds warrants to purchase 1,125,000 shares of Common Stock. If RGME were to exercise the warrants, it would become the owner of approximately 18.5% of the outstanding Common Stock (without giving effect to the conversion of the Preferred Stock). The relevant Exchange Act rules generally provide that a person is deemed the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days through the exercise of any option, warrant or right. Although the warrants, by their terms, are exercisable at any time, the Company understands that as a condition precedent to such exercise, RGME would have to apply for and obtain the approval of the Nevada Gaming Authorities. The Company is not aware of any such application having been filed by RGME. Furthermore, the Company's understanding is that the timing of the Nevada Gaming Authorities' decisions on any such applications to exercise the warrants would be subject to substantial uncertainty. In addition, the arrangement under which RGME manages the Four Queens Hotel and Casino will terminate at the end of 1999. Accordingly, RGME is not reported in the table as beneficially owning more than 5% of the Common Stock.

(2) The number of shares beneficially owned and the percentage of shares beneficially owned are determined in accordance with the rules of the Securities and Exchange Commission and are based on 4,929,313 shares of Common Stock outstanding as of September 20, 1999.

(3) The address for Mr. Waterfall and each of the MWV Accounts is 10 East 50th Street, New York, New York 10022.

(4) Pursuant to agreements and undertakings with the Board and the Commission which were required in order for the Plan of Reorganization, effective February 28, 1997, (the "Plan") to become effective, Mr. Waterfall is the only individual who exercises voting and investment power (including dispositive power) with respect to Common Stock and Preferred Stock owned by the MWV Accounts. MWV and its affiliates other than Mr. Waterfall are either investment advisors to, or trustees or general partners of, the MWV Accounts. Accordingly, for purposes of the relevant Exchange Act rules, they could also be deemed the beneficial owners of Common Stock and Preferred Stock held by the MWV Accounts. The possible attribution of ownership of Common Stock, expressed in number of shares and percent of the class, to MWV and those affiliates is as follows: MWV-9,056,227.66 (90.2%); Endowment Prime, L.L.C. - 14,362,544.84(75.4%); MW
Capital,   L.L.C.   -   2,604,280.86   (34.6%);   MW   Management,    L.L.C.   -
12,276,868.62(71.4%);  Prime Group, L.P. -10,573,213.56(69.5%);  Prime Group II,
L.P. - 19,851,401.86  (80.7%);  Prime Group III, L.P. -  16,089,026.04  (76.5%);
Prime Group IV, L.P. - 10,135,926.78 (67.3%); and Prime Group V, L.P. - 2,696,949.78 (35.4%). The 0possible attribution of ownership of Preferred Stock, expressed in number of shares and percent of the class, to MWV and those affiliates is as follows: MWV- 2,750,481.00 (5.5%); Endowment Prime, L.L.C. - 7,596,894.00(15.2%); MW Capital, L.L.C. 1,400,151.00 (2.8%); MW Management,
L.L.C. -  6,600,467.00(13.2%);  Prime Group, L.P.  -5,523,296.00  (11.0%); Prime
Group II, L.P. -  10,579,301.00  (21.2%);  Prime Group III, L.P. -  8,650,014.00
(17.3%);  Prime Group IV, L.P. - 5,449,423.00 (10.9%); and Prime Group V, L.P. -
1,449,973.00 (2.9%). In view of Mr. Waterfall's possession of sole voting and investment power over the Common Stock and Preferred Stock on behalf of the MWV Accounts, these entities disclaim beneficial ownership of Common Stock and Preferred Stock.

Security Ownership of Management

As of March 15, 1999, the beneficial ownership of Common Stock by each of Elsinore's directors and by its directors and executive officers as a group, as such ownership is known by Elsinore, is as follows:


                                             Amount and Nature of      Percent
Title of Class  Name of Beneficial Owner     Beneficial Ownership      of Class

Common Stock    John C. "Bruce" Waterfall,
                Chairman of the Board (1)       97,646,440 (2)           99.7%

Common Stock    Directors and executive
                officers as a group
                (3 persons)                     97,646,440 (2)           99.7

Series A        John C. "Bruce" Waterfall,
Convertible     Chairman of the Board (1)
Preferred                                       50,000,000              100.0

Series A        Directors and executive
Convertible     officers as agroup
Preferred       (3 persons)                     50,000,000              100.0




(1)  See note (4) to the table on page 4.

(2) See note (2) to the  table on page 4  discussing  beneficial  owners of more
than  5%  of  the  outstanding  Common  Stock  for  information   regarding  Mr.
Waterfall's beneficial ownership.

Changes in Control

The Company entered into an Agreement and Plan of Merger ("Merger Agreement"), dated as of September 15, 1997, between R&E Gaming Corp. ("R&E"), Elsinore Acquisition Sub, Inc. ("EAS") and the Company. Pursuant to the Merger Agreement, the Company would merge with EAS and would become a wholly-owned subsidiary of R&E. The Company's shareholders (other than those who exercised dissenter's rights under Nevada law) would receive in exchange for each share of the Company's Common Stock held, cash in the amount of $3.16 plus an amount equal to the daily accrual on $3.16 at 9.43% compounded annually, accruing from June 1, 1997 to the date immediately preceding consummation of the Merger.

On March 20, 1998, the Company was notified by R&E, through Mr. Allen Paulson ("Paulson"), that it was the Company's position that the Merger Agreement was void and unenforceable against R&E and EAS, or alternatively, R&E and EAS intended to terminate the Merger Agreement. R&E alleged, among other things, violations by the Company of the Merger Agreement, violations of law and misrepresentations by the manager of certain investment accounts that hold 94.3% of the Company's outstanding Common Stock in connection with an option and voting agreement relating to the Company's stock which that manager entered into with R&E in connection with the merger, and the non-satisfaction of certain conditions precedent to completing the merger. The Company denied the allegations and asked that R&E complete the merger.

Thereafter, in April 1998, Paulson, R&E, EAS and certain other entities filed a lawsuit against eleven defendants, including the Company and the manager of certain investment accounts which hold 94.3% of the Company's outstanding Common Stock (Paulson, et al. v Jeffries & Company et al.). The lawsuit was filed in the United States District Court for the Central District of California. The complaint has been amended several times, partially as a result of various motion proceedings. The allegations against the Company include breach of the Merger Agreement, as well as fraud and various violations of the federal securities laws. The Court has dismissed without prejudice all claims alleging violation of the Nevada anti-racketeering statute in connection with the proposed merger. Plaintiffs are seeking (i) unspecified actual damages in excess of $20 million, (ii) $20 million in exemplary damages, (iii) treble damages, and
(iv) rescission of the Merger Agreement and other relief. Discovery is now proceeding. No trial date has been set. A change in control of the Company will result if the Merger is consummated or if the Common Stock held by the MWV Accounts is acquired by R&E pursuant to the Option Agreement. Upon the occurrence of either event, the Company would be controlled by R&E which, in turn, is controlled by Allen E. Paulson.

The Company is currently unable to form an opinion as to the amount of its exposure, if any. Although the Company intends to defend the lawsuit vigorously, there can be no assurance that it will be successful in such defense or that future operating results will not be materially adversely affected by the final resolution of the lawsuit.

A change in control of the Company would result if the Merger is consummated or if the Common Stock held by the MWV Accounts is acquired by R&E pursuant to the Option Agreement. Upon the occurrence of either event, the Company would be controlled by R&E which, in turn, is controlled by Allen E. Paulson.


                              ELECTION OF DIRECTORS

At the Annual Meeting, three directors will be elected to serve until the next annual meeting of the stockholders or until their respective successors have been duly elected and qualified. The Board of Directors has nominated John C. "Bruce" Waterfall, Jeffrey T. Leeds and S. Barton Jacka for election at the Annual Meeting. The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve.

The Board of Directors unanimously recommends a vote FOR all nominees listed below.

Nominees for Director

The following sets forth the names, ages and positions of each person who is a director, executive officer or significant employee of the Company. Each person listed below assumed his position with the Company on the Plan Effective Date and was re-elected at the Company's 1998 Annual Shareholders' Meeting held on September 22, 1998 to serve until the next Annual Shareholders' Meeting. In 1998, the Company did not have any executive officer who was not also a Director of the Company.



Name                                Age       Position

Directors and Officers

John C. "Bruce" Waterfall           62        Chairman of the Board

Jeffrey T. Leeds                    43        President, Chief Executive
                                                   Officer and Director

S. Barton Jacka                     63        Treasurer, Secretary and Director

Significant Employee

Dual B. Cooper, Jr.                 56        General Manager

John C. "Bruce" Waterfall. Mr. Waterfall has been a professional money manager and analyst for the past 30 years with MWV, of which he is President and a co-founder. Certain investment accounts managed by MWV own 99.7% of the outstanding Common Stock, and Mr. Waterfall exercises sole voting and investment authority over that Common Stock. Mr. Waterfall also serves as a director of Darling International, Inc., a publicly reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Jeffrey T. Leeds. Since 1993, Mr. Leeds has been President of Leeds Group, Inc., a private investment-banking firm which he co-founded. Mr. Leeds is also a Principal of Advance Capital Management, LLC, a private equity firm which he formed in 1995.

S. Barton Jacka. Mr. Jacka is a gaming consultant and serves as chairman of the gaming compliance committees several companies licensed by the Nevada Gaming Authorities. From 1993 to 1996, Mr. Jacka was with Bally Gaming, Inc. and Bally Gaming International, Inc., first as Director of Government Affairs and Gaming Compliance and later as Vice President. Mr. Jacka retired from the position of Chairman of the Nevada State Gaming Control Board, a position he held from 1985 to 1987, prior to entering the private sector.

Dual B. Cooper, Jr. Mr. Cooper assumed the position of General Manager of the Four Queens effective September 3, 1999. Mr. Cooper has over 30 years of experience in the Gaming Industry. He has worked with Harrah's, Bally's, the Desert Inn and most recently at Casino Magic Corp.

Committees and Meetings

The Board of Directors currently has an Audit Committee. The membership of such committees is determined from time to time by the Board of Directors. Currently, the Audit Committee consists of Messrs. Waterfall, Leeds, and Jacka.

The functions of the Audit Committee include reviewing the independence of the independent auditors, recommending to the Board of Directors the engagement and discharge of independent auditors, reviewing with the independent auditors the plan and results of auditing engagements, approving or ratifying each material professional service provided by independent auditors, considering the range of audit and non-audit fees, reviewing the scope and results of the Company's procedures for internal auditing and the adequacy of internal accounting controls and directing and supervising special investigations.

The Company did not have a compensation committee in 1998. The full Board of Directors has made all decisions regarding executive officer compensation. Messrs. Leeds and Jacka receive compensation as executive officers and are members of the Board of Directors.

In 1998, the Board of Directors held 7 meetings and took action by written consent 2 times and held one Special Meeting, and the Audit Committee held 2 meetings. Except for Mr. Leeds, each director attended more than 75% of the aggregate number of meetings of the Board and the committees on which he served in 1998.

Compensation of Directors

Current Board of Directors. Mr. Waterfall receives no compensation from the Company for serving as Chairman of the Board and attending Board of Directors meetings. Each of the other directors receives an annual fee of $25,000 in consideration of his attendance at each quarterly Board of Directors meeting plus $1,000 for each additional meeting (other than meetings by telephone conference) at which his attendance is required. All directors receive reimbursement for reasonable expenses incurred in attending each meeting of the Board of Directors. Jeffrey T. Leeds and S. Barton Jacka also receive $10,000 per year in consideration of serving as executive officers of the Company.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Based solely upon a review of Forms 3 and 4 furnished to the Company pursuant to SEC Rule 16a-3(e) during fiscal year 1998, Form 3 was filed later than the due date by the Endowment Prime L.L.C., relating to its acquisition of shares of Series A Convertible Preferred Stock on September 29, 1998. Form 4 was filed later than the due date by each of Endowment Restart L.L.C. (f/k/a Common Fund for Non-Profit Organizations), Morgens Waterfall Income Partners, MWV Group Trust, Restart Partners, Restart Partners II, L.P., Restart Partners III, L.P., Restart Partners IV, L.P., Restart Partners V, L.P., Betje Partners, Phoenix Partners, L.P., Prime Group, L.P., Prime, Inc., Prime Group II, L.P., Prime Group III, L.P., Prime Group IV, L.P., Prime Group V, L.P., MW Management, L.L.C., MW Capital L.L.C., MWV, and Mr. Waterfall, each of which Form 4 relates to the acquisition by such reporting person of the Company's Series A Convertible Preferred Stock on September 29, 1998.

Certain Relationships and Related Transactions

On September 29, 1998, certain investment accounts controlled by Morgens, Waterfall, Vintiadis & Company, Inc. ("MWV" and the accounts controlled by MWV, the "Funds") contributed $4,901,070 to the capital of the Company, which the Company used, together with other funds of the Company, to purchase in full all of the Company's outstanding 11.5% First Mortgage Notes due 2000 in the original aggregate principal amount of $3,855,739.39, and $896,000 of original principal amount 13.5% Second Mortgage Notes of the Company due 2001.

Also on September 29, 1998, the Company issued to the Funds 50,000,000 shares of Series A Convertible Preferred Stock of the Company in exchange for the surrender to the Company of $18,000,000 original principal amount of second mortgage notes held by the Funds. The 50,000,000 shares of Series A Convertible Preferred Stock have an aggregate liquidation preference of $18,000,000 and are convertible into 93,000,000 shares of the Company's Common Stock.

In addition, the Company issued to the Funds new second mortgage notes in the aggregate principal amount of $11,104,000 in exchange for all remaining outstanding second mortgage notes held by the Funds in the same aggregate principal amount, pursuant to an amended indenture governing the second mortgage notes that reduced the interest rate payable thereon from 13.5% to 12.83%. Following the recapitalization, the Company has notes outstanding in the aggregate principal amount of $11,104,000.

Pursuant to the recapitalization discussed above, the Funds beneficially own 99.7% of the Common Stock and $11,104,000 principal amount of the New Mortgage Notes.

Chairman of the Board Waterfall is President and a principal shareholder of Morgens, Waterfall, Vintiadas and Company, Inc., which manages the Funds. Since the Plan Effective Date, the Funds have beneficially owned 94.3% of the Common Stock and $29,104,000 principal amount of the New Second Mortgage Notes.

RGME manages the Four Queens Hotel and Casino under a management arrangement with Four Queens, Inc. ("Four Queens"). In connection with RGME's management, RGME's principal officer also has served, at the request of the Company, as the sole director and officer of Four Queens on a non-salaried basis and is excluded from performing policy-making functions for the Company. The arrangement, under which RGME manages the Four Queens, will terminate at the end of 1999. As such, RGME's principal officer has resigned as the sole director and officer of the Four Queens.

                             EXECUTIVE COMPENSATION


The following table provides certain summary information concerning compensation paid by the Company to each person who served as Chief Executive Officer during any part of the year ended December 31, 1998. No person who held any other executive officer position during any part of 1998 received a total annual salary and bonus in excess of $100,000 in such year.

                          Annual Compensation      Long Term Compensation Awards
                                                   Securities          All Other
Name and Principal Position                        Underlying       Compensation
                         Year  Salary($) Bonus($)  Options (#)             ($)
Jeffrey T. Leeds         1998  37,000     -0-        -0-                 -0-
President and Chief      1997  35,000     -0-        -0-                 -0-
ExecutiveOfficer         1996     -0-     -0-        -0-                 -0-

Mr. Leeds assumed his positions on the Plan Effective Date.

Stock Options and Similar Rights

The Company granted no stock options or stock appreciation rights (collectively, "Stock Rights") during 1998 nor were any Stock Rights exercised in 1998. As of the Plan Effective Date, all previously outstanding Stock Rights were canceled.

Compensation Committee Interlocks and Insider Participation

The Company did not have a compensation committee in 1998. The full Board of Directors has made all decisions regarding executive officer compensation. Messrs. Leeds and Jacka receive compensation as executive officers and are members of the Board of Directors.


               BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

Since the Plan Effective Date, Messrs. Leeds and Jacka have been the only executive officers of the Company. The Board of Directors has established minimal stipends for Messrs. Leeds and Jacka, in light of the Company's financial position, and determined the salary of the former General Manager of the Four Queens. The Board of Directors has delegated all other compensation decisions to RGME. Pursuant to RGME's Management Arrangement, in the event compensation in excess of $125,000 is granted to any employee, such compensation must be approved by the Board of Directors.

Chief Executive Compensation

Jeffrey Leeds received compensation for serving as President and Chief Executive Officer of the Company in 1998 in the amount of $10,000. Such amount was determined primarily based on the Company's financial position.


                                       BOARD OF DIRECTORS
                                       John C. "Bruce" Waterfall, Chairman
                                       Jeffrey T. Leeds
                                       S. Barton Jacka

                                PERFORMANCE GRAPH

The following graph compares the annual change in the cumulative total return, assuming reinvestment of dividends, if any, on the Company's Common Stock with the annual change in the cumulative total returns of the Nasdaq Stock Market (U.S. Companies), the American Stock Exchange Index (U.S. Companies) (the "AMEX Index") and the Nasdaq Amusement and Recreation Services Index (the "Nasdaq 79xx"), which the Company considers to be its industry peer group. Nasdaq 79xx is comprised of companies whose stock is traded on the Nasdaq National Market and which have a standard industry classification within 7900-7999. The graph assumes an investment of $100 on February 28, 1997, in each of the stocks comprising the Nasdaq Stock Market, the AMEX Index and the Nasdaq 79xx. Data as to the Company's trading price is based solely on reported activity on the Nasdaq Bulletin Board. The graph lines merely connect the prices on the dates indicated and do not reflect fluctuation between the dates.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN FOR ELSINORE CORPORATION, NASDAQ STOCK MARKET (U.S. COMPANIES) INDEX, AMEX INDEX AND NASDAQ 79XX




















------------------------------------------------- ------------- ---------------
CRP TOTAL RETURNS INDEX FOR:              2/28/97        12/31/97       12/31/98
------------------------------------------------- ------------- ---------------
------------------------------------------------- ------------- ---------------
Nasdaq Stock Market (U.S. Companies)       100.00         121.1          170.7
------------------------------------------------- ------------- ---------------
------------------------------------------------- ------------- ---------------
AMEX Stock Market (U.S. Companies)         100.00         120.0          128.2
------------------------------------------------- ------------- ---------------
------------------------------------------------- ------------- ---------------
Nasdaq Stocks (SIC 7900-7999 U.S. Companies)
amusement and recreation services          100.00         115.6          118.2
------------------------------------------------- ------------- ---------------
------------------------------------------------- ------------- ---------------
Company Common Stock                       100.00        1,406.25        193.75
------------------------------------------------- ------------- ---------------

The trading market for the Common Stock is extremely thin. The MWV Accounts own 99.7% of the outstanding Common Stock, which they acquired pursuant to the Plan, and they have not bought or sold any Common Stock since the Plan became effective. In view of the lack of an organized or established trading market for the Common Stock, the extreme thinness of whatever trading market may exist, the limited number of shares that are not held by the MWV Accounts, and the current litigation relating to the Merger Agreement, the prices reflected on the chart as reported on the Nasdaq Bulletin Board may not be indicative of the price at which any prior or future transactions were or may be effected in the Common Stock. Stockholders are cautioned against drawing any conclusions from the data contained herein, as past results are not necessarily indicative of future stock performance. The Performance Graph in no way reflects the Company's forecast of future stock price performance.

THE FOREGOING REPORT OF THE BOARD OF DIRECTORS AS TO EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY ABOVE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                        SELECTION OF INDEPENDENT AUDITORS

Effective June 17, 1999 Elsinore Corporation (the "Company") dismissed KPMG LLP ("KPMG"). The decision to change accountants was approved by the Audit Committee and the Board of Directors of the Company.

The reports of KPMG on the Company's financial statements as of and for the two years ended December 31, 1998, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two most recent fiscal years and the interim periods subsequent to December 31, 1998 through June 17, 1999, there were no disputes between the Company and KPMG as to matters of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports on the financial statements for such periods. KPMG has furnished the Company with a letter addressed to the Commission stating that it agrees with the above statements.

The Company selected the firm of Deloitte & Touche LLP as independent accountants for the Company's fiscal year ending December 31, 1999 to replace KPMG. The Company's Board of Directors approved the selection of Deloitte &Touche LLP as independent accountants upon recommendation of the Company's Audit Committee.

A representative of Deloitte & Touche LLP is expected to be present at the meeting and will have the opportunity to make a statement if such representative so desires, and will be available to respond to appropriate questions.


                       2000 Annual Meeting of Stockholders

Stockholders who may wish to present proposals for inclusion in the Company's proxy materials in connection with the 2000 Annual Meeting of Stockholders must submit such proposals in writing to the Company's Secretary at the address shown at the top of page 2 not later than May 28, 2000. In addition, to be properly considered at the 2000 Annual Meeting of Stockholders, notice of any stockholder proposals must be given to the Secretary in writing not less than 60 nor more than 90 days prior to the meeting; provided, that in the event that less than 70 days notice of the meeting date is given to stockholders, proposals must be received not later than the close of business on the tenth day following the day on which notice of the annual meeting date was mailed or publicly disclosed. A stockholder's notice to the Secretary must set forth for each matter proposed to be brought before the annual meeting (a) a brief description of the matter the stockholder proposes to bring before the annual meeting, (b) the name and home address of the stockholder proposing such business, (c) the class and number of shares of Common Stock beneficially owned by such stockholder, and (d) any financial interest of such stockholder in such business.

                                  OTHER MATTERS

The Board of Directors does not intend to present or knows of any other business which will be presented for consideration at the Annual Meeting.

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 AS FILED WITH THE SEC WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY AT 202 FREMONT STREET, LAS VEGAS, NEVADA 89101.



                                      By Order of the Board of Directors

Las Vegas, Nevada
September 24, 1999